EXHIBIT 99.1

55 Union Boulevard, P.O. Box 269, Totowa, NJ 07511-0269
(973) 942-1111 Fax (973) 942-9816
www.greatercommunity.com

Greater Community Bancorp Reports 2006 EPS of $0.62

TOTOWA, NJ, January 17, 2007--Greater Community Bancorp (Nasdaq: GFLS) (the “Company”) announced 2006 net income of $5.2 million, or $0.62 per diluted share, compared with $8.9 million, or $1.08 per diluted share, for the year 2005. The Company reported a net loss of $1.8 million for the fourth quarter of 2006, or $(0.21) per diluted share, compared to net income of $2.2 million, or $0.27 per diluted share for the prior-year quarter. Fourth quarter and full year 2006 earnings results included a one-time provision for income taxes of $4.2 million in connection with the recognition of an additional current income tax liability. The Company recognized an increase to its current tax liability in connection with a review of its tax positions. This review was in anticipation of the Company’s adoption of FASB Interpretation No. 48 in 2007. Excluding the one-time tax-related charge, diluted earnings per share amounted to $1.12 for 2006 and $0.29 for the 2006 fourth quarter.

Anthony M. Bruno, Jr., Chairman, President and CEO of Greater Community Bancorp, commented, "While unfortunate, the additional tax liability was recognized in light of accounting rules and recent court decisions on tax cases. Despite the additional provision, the result does not impact adversely the Company and its subsidiaries capital resources. The Company is growing, has sufficient capital resources and remains well-capitalized under regulatory risk-based capital guidelines.

“Having experienced a particularly challenging interest rate and competitive environment during the year, we are very pleased with Greater Community’s 2006 pre-tax operating results. The flattened-to-inverted yield curve during the second half of 2006 made it increasingly difficult to attract core deposits and drove our deposit costs higher, while loan and investment yields remained relatively stable. This had the effect of compressing our net interest margin despite growing our loan and lease portfolio by $51.0 million, or 7.6%, from a year ago. Although total revenue was down slightly from 2005, earnings growth in 2006 resulted from a decrease in provision for loan and lease losses and, importantly, a year-to-year reduction in non-interest expense”.

Net interest income was $31.8 million for 2006, decreasing $0.3 million compared to a year ago. Total non-interest income was $6.3 million, up $0.1 million from 2005. The provision for loan and lease losses for 2006 was $0.7 million, declining $0.4 million from 2005. The provision decreased due to continuing sound asset quality coupled with lower loan growth than experienced in 2005. Non-interest expense totaled $23.8 million for 2006, decreasing $0.1 million from a year ago, in part reflecting merger cost savings.

Mr. Bruno also noted, "Asset quality remains sound. We continue to maintain a low level of non-performing assets, which were 0.15% of total assets at December 31, 2006. Net charge-offs for 2006 were $173,000 or 0.03% of average loans and leases, and the allowance for loan and lease losses at year-end was $10.0 million or 1.39% of total loans and leases.”

At December 31, 2006, total assets were $948.9 million, increasing 2.5% over 2005. Loans and leases increased $51.0 million, totaling $721.4 million as of December 31, 2006. At year-end 2006, total deposits declined $8.9 million or 1.2% from the prior year-end, while average total deposits increased during the year $29.4 million, or 4.3%.

Shareholders' equity totaled $67.2 million at December 31, 2006, increasing 4.1% from the prior year-end, primarily due to net earnings and the issuance of common stock pursuant to stock option exercises and our dividend reinvestment plan. Common shares outstanding at year-end were 8,402,842. Cash dividends paid during the year were $0.54 per share.

About the Company

Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates fifteen full-service branches in the northern New Jersey counties of Bergen, Passaic and Morris through its state-chartered commercial bank subsidiary, Greater Community Bank. Greater Community Bank provides traditional commercial and retail banking services to small businesses and consumers, and operates an equipment leasing and financing subsidiary, Highland Capital Corp. Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member NASD/SIPC. (Securities are not FDIC insured or bank-guaranteed, and are subject to risk and may lose value). The Company offers traditional insurance products through its Greater Community Insurance Services, LLC subsidiary, and also offers title insurance and settlement services through its Greater Community Title, LLC subsidiary and personal income tax return preparation services through its Greater Community Tax Services, LLC subsidiary. For additional information about Greater Community Bancorp and its subsidiaries visit www.greatercommunity.com or call 973-942-1111.

Forward-Looking Statements

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, change in economic climate, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company's business, competitive pressures, changes in accounting, tax or regulatory practices or requirements, resolution of tax reviews, and those risk factors detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT at Greater Community Bancorp:
Anthony M. Bruno, Jr.
973-942-1111 x 1001
anthony.bruno@greatercommunity.com

SOURCE: Greater Community Bancorp

Greater Community Bancorp
Consolidated Balance Sheets
(dollars in thousands, except per share data)

	December 31,
	2006	2005
	(Unaudited)
ASSETS
CASH AND DUE FROM BANKS - Non interest-bearing	$23,238	$23,577
FEDERAL FUNDS SOLD	31,600	42,000
Total cash and cash equivalents	54,838	65,577
DUE FROM BANKS - Interest-bearing	26,359	11,600
INVESTMENT SECURITIES - Available-for-sale	64,942	83,977
INVESTMENT SECURITIES - Held-to-maturity (aggregate fair values of
$36,206 and $49,685 at December 31, 2006 and 2005, respectively)	36,391	50,220
Total investment securities	101,333	134,197
LOANS AND LEASES, net of unearned income	721,430	670,391
Less: Allowance for loan and lease losses	(10,022)	(9,478)
Net loans and leases	711,408	660,913
PREMISES AND EQUIPMENT, net	10,599	10,341
ACCRUED INTEREST RECEIVABLE	4,091	3,894
OTHER REAL ESTATE OWNED, net	349	549
BANK-OWNED LIFE INSURANCE	15,477	15,005
GOODWILL	11,574	11,574
OTHER ASSETS	12,908	12,148
TOTAL ASSETS	$948,936	$925,798

LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS:
Non interest-bearing	$169,013	$177,907
Interest-bearing checking	103,853	94,255
Money market	191,912	165,469
Savings	68,659	85,275
Time deposits less than $100	119,470	150,578
Time deposits $100 and over	74,405	62,596
Total deposits	727,312	736,080
FEDERAL FUNDS PURCHASED	10,000	-
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE	8,246	9,126
FHLB ADVANCES	96,000	80,000
SUBORDINATED DEBENTURES	24,743	24,743
ACCRUED INTEREST PAYABLE	3,191	2,420
OTHER LIABILITIES	12,244	8,888
Total liabilities	881,736	861,257
SHAREHOLDERS' EQUITY:
Common stock, par value $0.50 per share: 20,000,000 shares authorized, 8,402,842
and 8,182,170 shares outstanding at December 31, 2006 and 2005, respectively	4,201	3,994
Additional paid-in capital	58,633	53,907
Retained earnings	3,588	6,216
Accumulated other comprehensive income	778	424
Total shareholders' equity	67,200	64,541
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$948,936	$925,798

Greater Community Bancorp
Consolidated Statements of Income
(in thousands, except per share data)

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Loans and leases	$12,452	$11,378	$48,157	$42,238
Investment securities	1,284	1,443	5,393	5,576
Federal funds sold and deposits with banks	587	215	1,340	848
Total interest income	14,323	13,036	54,890	48,662

INTEREST EXPENSE:
Deposits	4,988	3,022	16,731	9,944
Short-term borrowings	1,120	1,097	4,311	4,599
Long-term borrowings	507	507	2,028	2,028
Total interest expense	6,615	4,626	23,070	16,571

NET INTEREST INCOME	7,708	8,410	31,820	32,091
PROVISION FOR LOAN AND LEASE LOSSES	226	371	717	1,071
Net interest income after provision for loan and lease losses	7,482	8,039	31,103	31,020

NON-INTEREST INCOME:
Service charges on deposit accounts	652	686	2,755	2,889
Commissions and fees	288	341	1,195	1,276
Loan fee income	196	186	701	569
Gain on sale of investment securities	341	(30)	506	610
Bank-owned life insurance	119	122	472	502
All other income	206	94	659	375
Total non-interest income	1,802	1,399	6,288	6,221

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,249	2,958	13,761	13,112
Occupancy and equipment	908	951	3,656	3,778
Regulatory, professional and other fees	619	578	2,232	2,299
Computer services	279	147	923	625
Office expenses	285	209	1,066	1,122
Merger and conversion charges	-	297	8	297
Loss on debt prepayment	-	161	-	161
Loss on other real estate owned	200	300	-	300
Other operating expenses	491	445	2,199	2,297
Total non-interest expense	6,031	6,046	23,845	23,991

INCOME BEFORE PROVISION FOR INCOME TAXES	3,253	3,392	13,546	13,250
PROVISION FOR INCOME TAXES	5,053	1,180	8,368	4,396

NET INCOME	$(1,800)	$2,212	$5,178	$8,854

Weighted average shares outstanding - Basic	8,368	8,166	8,341	8,063
Weighted average shares outstanding - Diluted	8,388	8,307	8,356	8,216

Earnings per share - Basic	($0.22)	$0.27	$0.62	$1.10
Earnings per share - Diluted	($0.21)	$0.27	$0.62	$1.08

Greater Community Bancorp

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
SELECTED FINANCIAL DATA	2006	2005	2006	2005
(dollars in thousands, except per share data)	(Unaudited)		(Unaudited)

Earnings
Net interest income	$7,708	$8,410	$31,820	$32,091
Provision for loan and lease losses	226	371	717	1,071
Non-interest income	1,802	1,399	6,288	6,221
Non-interest expense	6,031	6,046	23,845	23,991
Net income	(1,800)	2,212	5,178	8,854
Per Share Data[1]
Earnings per share - basic	-$0.22	$0.27	$0.62	$1.10
Earnings per share - diluted	-0.21	0.27	0.62	1.08
Book value per share	8.00	7.89	8.00	7.89
Cash dividend declared	0.14	0.13	0.54	0.50
Performance Ratios
Return on average assets	-0.77%	0.98%	0.58%	1.02%
Return on average equity	-10.33%	13.78%	7.66%	14.43%
Net interest margin (tax equivalent basis)	3.59%	4.08%	5.15%	4.02%
Efficiency ratio	65.78%	61.45%	63.41%	63.63%

			December 31,
SELECTED BALANCE SHEET DATA & RATIOS			2006	2005
(dollars in thousands)			(Unaudited)

Period-end Balances
Total assets			$948,936	$925,798
Total loans and leases, net of unearned income			721,430	670,391
Total deposits			727,312	736,080
Total shareholders' equity			67,200	64,541
Capital & Liquidity
Shareholders' equity/ total assets			7.08%	6.97%
Loans and leases/ deposits			99.19%	91.08%
Asset Quality
Net loan and lease charge-offs/ average loans and leases			0.03%	0.05%
Nonperforming assets + 90 days past due/ total assets			0.15%	0.22%
Allowance for loan and lease losses/ total loans and leases			1.39%	1.41%

[1] Adjusted retroactively for stock dividends.